AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF REORGANIZATION

     THIS AMENDMENT (the "Amendment") is made and entered into effective as of July 31, 2003, by and among Crdentia Corp., a Delaware corporation ("Parent"), BAC Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Acquisition Co."), Baker Anderson Christie, Inc., a California corporation (the "Company"), and Mary Kay Baker, Robin Anderson Minor and Norma Christie Bedford (collectively, the "Principal Stockholders"), to the Agreement and Plan of Reorganization, dated June 19, 2003, by and among Parent, Acquisition Co., the Company and the Principal Stockholders (the "Merger Agreement"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

W I T N E S S E T H

     WHEREAS, the parties hereto have entered into the Merger Agreement to which, among other things, Parent and the Company will enter into a business combination transaction pursuant to which Acquisition Co. will merge with and into the Company; and

     WHEREAS, the parties hereto desire to amend certain of the provisions of the Merger Agreement, as more particularly described below.

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
AMENDMENT TO MERGER AGREEMENT

     SECTION 1.01 The parties hereto acknowledge and agree that Section 2.7(b) of the Merger Agreement is hereby amended by adding a new Section 2.7(b)(iii) at the end thereof, as follows:

          "(iii) In the event that any Contract under which the Company provides services is discontinued or materially diminished (an "Adverse Contract Event") within the period commencing on the date of this Agreement and ending six (6) months following the Closing, a total number of shares of Parent Common Stock shall be deducted or disgorged from the Advance Closing Payment, or deducted from any subsequent Quarterly Payment or disgorged from any prior Quarterly Payment, as necessary, until the total number of shares of Parent Common Stock deducted or disgorged from the Advance Closing Payment and/or the Quarterly Payments pursuant to this Section 2.7(b)(iii) equals the total number of Loss Shares. For purposes of this Agreement, "Loss Shares" shall mean that number of shares of Parent Common Stock equal to the quotient obtained by dividing (a) the aggregate loss in gross revenue resulting directly or indirectly from an Adverse Contract Event by (b) the Parent Common Stock Value."

     SECTION 1.02 The parties hereto acknowledge and agree that Section 2.8(c)(v) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

          "(v) Reserved; and"

     SECTION 1.03 The parties hereto acknowledge and agree that Section 3.2(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

          "(a) The authorized capital stock of the Company consists of (i) 100,000 shares of common stock, no par value ("Company Common Stock"), of which 600 shares are issued and outstanding as of the date hereof and (ii) no shares of capital stock of the Company in treasury. Each share of the issued and outstanding Company Common Stock is duly authorized, validly issued, fully paid and nonassessable. Section  3.2(a) of the Company Disclosure Schedule sets forth a complete and accurate list specifying the number of shares of Company Common Stock held by each Company Stockholder."

ARTICLE II
MISCELLANEOUS

     SECTION 2.01 This Amendment shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed and performed in such State, without giving effect to the conflicts of laws principles.

     SECTION 2.02 This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall be taken together and constitute one and the same instrument.

     SECTION 2.03 The parties hereto hereby ratify and approve the Merger Agreement, as amended hereby, and the parties hereto acknowledge that all of the terms and provisions of the Merger Agreement as amended hereby, are and remain in full force and effect.

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     IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the parties hereto, or their duly authorized officer, as of the date first above written.

CRDENTIA CORP.,
a Delaware corporation

By: /s/ Lawrence M. Davis
Name: Lawrence M. Davis
Title: Chief Financial Officer

BAC ACQUISITION CORPORATION,
a Delaware corporation

By: /s/ Lawrence M. Davis
Name: Lawrence M. Davis
Title: Chief Financial Officer

BAKER ANDERSON CHRISTIE, INC.,
a California corporation

By: /s/ Robin Anderson Minor
Name: Robin Anderson Minor
Title: President

PRINCIPAL STOCKHOLDERS:

By: /s/ Mary Kay Baker
Name: Mary Kay Baker

By: /s/ Robin Anderson Minor
Name: Robin Anderson Minor

By: /s/ Norma Christie Bedford
Name: Norma Christie Bedford